UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 13, 2015

DARKSTAR VENTURES, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333 - 176969

Nevada	26-0299456
(State of Incorporation)	(I.R.S. Employer Identification No.)

410 Park Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: 866-360-7565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

Darkstar Ventures, Inc. (the "Registrant") was incorporated on May 8, 2007 in the State of Nevada. We were originally established to offer eco-friendly health and wellness products to the general public via the Internet. On November 20, 2012, we entered into a binding letter of intent with Real Aesthetic, Inc., a Nevada corporation (“Real Aesthetic”), to acquire all of the issued and outstanding shares of common stock of Real Aesthetic in exchange for shares of Registrant's common stock (the "Shares"). The closing of the Real Aesthetic transaction was subject to the completion of due diligence conducted by both parties, as well as, among other things, the execution and delivery of a definitive agreement and related documentation for the transaction, consents from the respective boards of directors of both the Registrant and Real Aesthetic and the delivery of audited financial statements by Real Aesthetic.

In December 2012, we filed a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act") for the purpose of raising equity capital from the sale of a minimum of 14,700 Shares and a maximum of 2,000,000 Shares at a public offering price of $1.70 per Share. On March 4, 2013, we filed a Form RW with the SEC, withdrawing our registration statement and terminating the offering.

In our Form 10-Q for the period ended Aril 30, 2013, we disclosed management's determination to discontinue efforts to consummate the contemplated share exchange transaction with Real Aesthetic. We also disclosed that as a result of our limited resources and the fact that we have never generated any revenues, we were no longer focused on offering eco-friendly health and wellness products via the Internet, have abandoned our original business plan and have determined to seek to identify and negotiate with another operating company for the purpose of a business combination or merger.

The Registrant has recently determined, through its recently established, wholly-owned new Israeli subsidiary, Bengio Urban Renewals Ltd to focus its limited resources in the area of real estate development, particularly focusing on the urban renewal market in Israel. We believe, based upon the current real estate market in Israel, that urban renewal projects present an opportunity for us to generate revenues and profits, which we have never experienced since our inception.  The basis for our belief is that in several major Israeli cities, there is virtually no more room to grow. As a result, several municipal governments have allowed older buildings to be renovated, thereby giving their respective cities the opportunity to develop new apartments to be added to or replacing existing buildings.

Additionally, municipalities have express their concern that many buildings constructed before 1980 will be unable to withstand earthquakes. In Israel, very few apartment buildings are owned by a single person or entity and since the majority of apartments within buildings are privately owned, the burden to renovate buildings in order to render them safer in the event of a major earthquake primarily falls on the the multiple owners of various apartment buildings and complexes.

“Tama 38” is an Israeli national zoning plan whereby a contractor assumes the responsibility of renovating an apartment building. In exchange for covering all costs of renovations, securing building permits and paying requisite taxes, the contractor has is granted the right to build additional floors to the existing building and sell the apartments built on these floors.

The apartment owners benefit by receiving a modernized building, strengthened against earthquakes, as well as the additional apartments added to their buildings. In some cases balconies, storage rooms, parking spaces and elevators may be added as well, further enhancing the building’s value.

“Pinui Binui” projects are defined as development where the residents of apartments are temporarily evacuated so that the buildings may be demolished and rebuilt.  The tenants then return to new apartments in the newly finished and renovated building.  The contractor pays all costs for demolition, construction, relocating apartment owners and renting their temporary homes during construction.  In exchange, the contractor adds new apartments in the building which are sold to generate profit.

As with “Tama 38,” the value of the apartments in the building is increased thereby benefitting the owners and the tenants return to a new, often larger and safer apartment in a building often with more amenities.

Our management believes that this convergence of several current market factors should potentially provide an excellent opportunity for the Registrant and its shareholders. Nevertheless, there can be no assurance that we will be successful in our new endeavors or that we will have the necessary capital to fulfill our new business plan.

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARKSTAR VENTURES, INC.
a Nevada corporation

Dated: July 13, 2015	By:	/s/ Avraham Bengio
Avraham Bengio, President